Exhibit 99

Media Contact:

Bob Sherbin, (858) 848 3886

robert.sherbin@gateway.com

Investor Contact:

Marlys Johnson, (605) 232 2709

marlys.johnson@gateway.com

FOR IMMEDIATE RELEASE

GATEWAY PROVIDES SECOND QUARTER UPDATE

POWAY and IRVINE, Calif., June 15, 2004 – Gateway, Inc. said today that it expects to report an operating loss for the quarter ending June 30, 2004 that is narrower than its previous guidance range, and revenue that exceeds guidance.

The company said it anticipates an operating loss of 13 cents to 14 cents per share, compared with previous guidance of a loss of 15 cents per share. This does not include the impact of previously announced restructuring and transformation costs, which are estimated to be approximately $250 million to $300 million, resulting in a loss of 80 cents to 94 cents per share. These costs are included in the company’s previous statement that it expects total restructuring and transformation costs for the full year of $425 million to $475 million.

Gateway expects revenue in the second quarter to be $860 million to $880 million, compared with its previous guidance of $798 million.

The company attributed its revenue performance to better than expected sales across most of its segments, particularly Professional and Retail.

It attributed its narrower operating loss to increased revenue and continued progress in reducing selling, general and administrative (SG&A) costs, which were somewhat offset by pricing pressure in Professional and rebates in Retail.

Gateway’s Chief Financial Officer Rod Sherwood, will address the matter of revised guidance at his presentation later today at Bear Stearns’ Annual Technology Conference in New York, which will be webcast live at 11:15 a.m. PDT/2:15 p.m. EDT on http://www.gateway.com, where a replay will be available approximately 24 hours after the presentation for 30 days.

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GATEWAY PROVIDES SECOND QUARTER UPDATE

About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers, web site, direct sales force and retail alliances to build great customer relationships. Gateway offers consumers, businesses and schools a wide range of thin TVs, digital cameras, home networking products, servers, storage and other products, which work together seamlessly with its award-winning line of eMachines and Gateway PCs. Its products and services received nearly 130 awards and honors last year. With its acquisition of eMachines now complete, Gateway is the third largest PC company in the U.S. and among the top ten worldwide. Visit www.gateway.com for more information.

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and net loss relating to, or affected by, certain restructuring charges, transformation expenses and tax provisions. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring charges and transformation expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, completion of preparation of final financial results for the second quarter of 2004 and resulting adjustments, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and

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GATEWAY PROVIDES SECOND QUARTER UPDATE

cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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